UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CME GROUP INC.

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On or after April 25, 2014, the following communication was sent to CME Group’s Class B-2 shareholders:

RAY CAHNMAN

Totally invested – Completely qualified

Dear Fellow B-2 Member,

This year is different. There are two large issues confronting you. You have the opportunity to cast your ballot for two board members, and I would appreciate your support. The second issue seeks your approval to reduce the number of Class B directors from six to three. I do not support the proposed reduction in B share board representatives and will cast my B share proxy against the proposal.

I believe the exchange has some issues that need to be addressed. I believe that market participants who know the industry from all angles can provide valuable insight into the Exchange’s lease market and improving its service model to its customers. I am fully committed to generating value for shareholders and support the Company’s focus to restore confidence in the industry following MF Global, Peregrine and the focus on high frequency trading.

Qualifications

I have more “skin” in the game (class A, class B shares and exchange memberships) than any other B-2 candidate:

1.	Owner of multiple CME, CBOT and NYMEX memberships (23 TOTAL)

2.	Owner of 384,044 Class A shares, which is more than any other Class B-2 director nominee.

3.	Board Member at CBOT from 2000-2003

4.	Have an international exchange network of friends and business interests

5.	Was a participant and supporter of the CBOT’s decision to choose LIFFE over Eurex for the CBOT computer trading platform

6.	Strong advocate for a fair equity allocation to CBOT minority members which was eventually adopted as an alternative to a proposed unfair allocation.

Independent Trading Experience:

1.	Started trading in 1975. One of the original 19 GNMA permit holders.

2.	High volume market maker for 39 years primarily in Eurodollars and Treasury futures and cash.

3.	Sponsored and mentored numerous successful traders.

4.	Spent nine months trading on the Sydney Futures Exchange in 1988 and again in 1996.

5.	Early adapter of electronic trading and morphed into an electronic market maker in the late 1990s.

6.	While a CBOT director, advocated to the CBOT board and a reluctant membership community to embrace and promote electronic trading.

Firm Experience:

Founded TransMarketGroup (TMG) in 1980. First local firm to arbitrage Treasury and Eurodollar futures against cash market notes and bonds. With the emergence of electronic trading, TMG became an “arcade” sponsoring up to 300 traders through five international offices plus the Chicago headquarters. Presently focused on building and trading algorithmic models over a large and diverse number of futures, options and cash contracts on multiple exchanges across the globe.

Summary

It is my intention to use my knowledge and experience to provide valuable input into the Board of Directors on industry-related issues. I understand what it means to run an international trading firm, be an independent floor trader, an electronic market maker, an exchange board member and a mentor. We can work together to make the CME Group a better place for the entire trading community and its shareholders.

I would appreciate your support.

* * *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 21, 2014. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.